Exhibit 15.3

B & D Law Firm

12th Floor, Building B, Posco Center, No.13 Fourth Block Wangjing Dongyuan,
Chaoyang District Beijing, 100102 China

Tel: 010 6478 9105 Fax : 010 6478 9550

Email: bdproject@bdlawyer.com.cn Web: www.bdlawyer.com.cn

To: UTime Limited
7th Floor, Building 5A

Shenzhen Software Industry Base, Nanshan District

Shenzhen, People’s Republic of China 518061

August 8, 2023

Dear Sir/Madam:

We hereby consent to the reference of our name under the heading “Item 3.D. Risk Factors” in UTime Limited’s Annual Report on Form 20-F for the year ended March 31, 2023 (the “Annual Report”), which will be filed with the Securities and Exchange Commission (the “SEC”) in the month of August 2023, and the summary of our opinion under the heading “Item 3.D. Risk Factors,” “Item 4.B. Information on the Company—Business Overview—Regulations,” and “Item 10.E. Additional Information—Taxation—People’s Republic of China Taxation” in the Annual Report. We also consent to the filing of this consent letter with the SEC as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Very truly yours,

/s/ B&D Law Firm

B&D Law Firm